UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):                            May 3, 2005

        HNI Corporation
(Exact Name of Registrant as Specified in Charter)

                    Iowa                                                 0-2648                                42-0617510
     (State or Other Jurisdiction                        (Commission                           (IRS Employer
             of Incorporation)                                 File Number)                        Identification No.)

414 East Third Street, P.O. Box 1109, Muscatine, Iowa  52761-0071
(Address of Principal Executive Offices, Including Zip Code)

Registrant's telephone number, including area code:                (563) 264-7400

                                    N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

___      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
            (17 CFR 240.14d-2(b))

___      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
            (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01          Entry into a Material Definitive Agreement.

On May 3, 2005, HNI Corporation's Board of Directors (the "Board") elected both Eric K. Jungbluth, President, Allsteel Inc., and Bradley D. Determan, President, Hearth & Home Technologies Inc., to the position of Executive Vice President, HNI Corporation.  The Board also approved base salary increases for Mr. Jungbluth and Mr. Determan.  Effective as of May 3, 2005, Mr. Jungbluth's annual base salary increased from $265,000 to $277,925, and Mr. Determan's annual base salary increased from $264,000 to $275,880.  All other terms and conditions of Mr. Jungbluth's and Mr. Determan's employment and compensation packages with HNI Corporation remained the same.

On May 3, 2005, the Board approved changing the cash compensation for HNI Corporation's non-employee Directors, effective after the May 3, 2005 Board meeting.  Such changed cash compensation includes:  (i) an increase in the annual retainer from $30,000 to $45,000, with such retainer to be paid in four installments at the time of each regular, quarterly Board meeting; (ii) the elimination of all meeting fees; (iii) an annual retainer of $4,000 for Audit Committee members to be paid in four installments at the time of each regular, quarterly Audit Committee meeting; and (iv) an annual retainer of $7,500 for the Lead Director (as that position is described under Item 5.02 and Item 5.03 below).  Also, on May 3, 2005, the Board approved changing the equity compensation for HNI Corporation's non-employee Directors by increasing the annual stock-based compensation of each non-employee Director from 900 to 1,000 shares of HNI Corporation Common Stock.  Such changed equity compensation became effective May 3, 2005, and was thereafter paid to those non-employee Directors who were members of the Board on May 2, 2005, except for Jack D. Michaels.  All other non-employee Director compensation items, methods and amounts remained the same.

For Richard H. Stanley's services to the Board as Director Emeritus (as that position is described under Item 5.02 below), the Board, on May 3, 2005, approved the payment of fees to Mr. Stanley of $22,500 per quarter, for a total annual fee of $90,000.

 Item 1.02          Termination of a Material Definitive Agreement.

On May 3, 2005, the Board approved the termination of the HNI Corporation Executive Long-Term Incentive Compensation Plan, as adopted on April 30, 1984 and last amended on May 8, 1995 (the "Plan").  The Plan was one of several plans used by HNI Corporation to reward performance and create incentives for future endeavors for selected executives having a substantial influence on the profitability and long-term success of HNI Corporation.  Awards under the Plan were in the form of cash.  The Board approved the termination of the Plan because it had fallen into disuse.  As of May 3, 2005, there were no awards outstanding and no intention on the part of HNI Corporation to issue additional awards in the future under the Plan.  The last award issued under the Plan was in 1997 and was paid out in 2002 for the fiscal year ended December 31, 2001.  HNI Corporation incurred no early termination penalties in connection with terminating the Plan.

Section 5 - Corporate Governance and Management

Item 5.02          Departures of Directors or Principal Officers; Election of Directors; Appointment of
                          Principal Officers.

(b)

On May 3, 2005, Richard H. Stanley completed his term of service on the Board and did not stand for re-election.

(d)

On May 3, 2005, the Board appointed Richard H. Stanley to serve as an advisor to the Board with the title of Director Emeritus for a term of one year commencing on May 3, 2005 and ending on May 2, 2006.  Mr. Stanley served as a Director of HNI Corporation since 1964 and served as Vice Chairman of the Board since 1979.

On May 3, 2005, the Board appointed Gary M. Christensen as the Lead Director (as that position is described under Item 5.03 below) of HNI Corporation for a term of one year, commencing May 3, 2005, or until his replacement is elected.  For his services as the Lead Director, Mr. Christensen shall be paid an annual retainer of $7,500, which is in addition to the standard compensation paid to Mr. Christensen as a member of the Board.  Mr. Christensen has been a Director of HNI Corporation since 2000.

Item 5.03          Amendments to Article of Incorporation or By-laws; Change in Fiscal Year.

(a)

On May 3, 2005, the Board approved amendments to the HNI Corporation By-laws (the "By-laws") to decrease the number of Directors from thirteen to eleven and change the term "Vice Chairman" to "Lead Director" throughout the By-laws.  Such amendments became effective on May 3, 2005.  The By-laws, as amended, are filed with this report as Exhibit 3ii.  In conjunction with the approval of the amendments to the By-laws, the Board approved a corresponding amendment to the HNI Corporation Corporate Governance Guidelines (the "Guidelines") to change the term "Vice Chairman" to "Lead Director" throughout the Guidelines and to add a summary of such Lead Director's responsibilities.

Section 9 - Financial Statements and Exhibits

Item 9.01            Financial Statements and Exhibits.

(c)        Exhibits.

            The following exhibit relating to Item 5.03 is filed as a part of this Current Report on Form 8-K.

             Item No.                    Description

            3ii                               By-laws of HNI Corporation, as amended.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	May 5, 2005	By	/s/ Jerald K. Dittmer
Jerald K. Dittmer Vice President and Chief Financial Officer

Exhibit Index

Item No.             Description

3ii                        By-laws of HNI Corporation, as amended.